Exhibit 10.2
IP BROKERAGE AGREEMENT
This IP Brokerage Agreement (the “Agreement”), effective as of March 13, 2008 (“Effective Date”), is made by and between ipCapital Group, Inc., a Delaware corporation having a mailing address of 400 Cornerstone Drive, Suite 325, Williston, VT 05495-4046 (“ipCG”), and VirnetX, Inc., a Delaware corporation having an office at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, CA 95066 (“Client”).
1. PRELIMINARY STATEMENT
ipCG provides intellectual property strategic planning, development, assessment, implementation, and management services to a variety of business clients. ipCG has developed extensive knowledge and experience in defining opportunities for its clients in building the value of their businesses using intellectual property. Client desires to engage ipCG to present Client with one or more Candidates that may be seeking intellectual property owned by Client, for the purpose of exploiting such intellectual property. ipCG is willing to enter into such an engagement.
In view of the foregoing, ipCG and Client desire to enter into the present Agreement, and in consideration of the mutual promises and covenants contained herein, the parties agree as set forth herein.
2. DEFINITIONS
2.1 “IP Rights” shall mean the legal rights in any copyrights, patents, trademarks, trade secrets, know-how, or other intellectual property.
2.2 “Candidate” shall mean any entity, natural person, or group of entities or natural persons presented to Client by ipCG during the term of this Agreement, that is seeking IP Rights from Client. For the purposes of determining when Success Fee(s) are payable under this Agreement, when a Candidate is other than a natural person, entities owned by, or holding direct or indirect ownership interest in, a Candidate which is a party to the IP Agreement, including parent, subsidiary, and sister entities (e.g., two divisions of a parent corporation) of such Candidate, shall not be considered a Candidate.
2.3 “IP Agreement” shall mean any contract or agreement (including settlements entered into in connection with any litigation, actual or threatened), and amendments to any such contract or agreement between Client (or a Client affiliate) and any Candidate, including, but not limited to, rights to make, have made, use, sell, offer for sale, import or license others to make, have made, use, sell, offer for sale, or import products or use processes in connection with any of the foregoing, that are covered by or use the IP Rights. The rights can include but are not limited to (1) exclusive or non-exclusive patent and/or technology licenses, (2) covenants not to sue, (3) settlement agreements, (4) partial or total assignments of intellectual property in the IP Rights and (5) corporate merger or acquisition where the primary purpose is the acquisition of IP Rights.

2.4 “Success Fee” shall have the meaning ascribed in Section 4.1.
2.5 “Target Technology” shall mean the technical subject matter identified in Attachment A.
2.6 “Additional Services” include, but are not limited to, patent mapping, invention development, strategic inventing, strategic planning, patent scoring, due diligence, market analysis, IP valuation, and litigation support.
3. BROKERAGE SERVICES
3.1 ipCG shall use commercially reasonable efforts to introduce Client to five Candidates mutually agreed upon by ipCG and Client in writing (the “Mutually Agreed Candidates”), which are interested in seeking IP Rights relating to the Target Technology from Client, whether by assignment, license or otherwise.
3.2 Once Client and a Mutually Agreed Candidate have agreed in principle to enter into an IP Agreement, and at Client’s request, ipCG shall use commercially reasonable efforts, to assist Client in negotiating the IP Agreement, including i) assisting Client in developing terms and conditions for the IP Agreement; ii) reviewing and providing feedback relative to drafts of the IP Agreement prepared by Client’s counsel; iii) assisting Client in negotiating deal terms; and iv) assisting Client in closing the IP Agreement. ipCG is not a law firm and shall have no obligation to provide legal services under this Agreement.
3.3 Client agrees that ipCG shall be Client’s exclusive broker for IP Rights relating to the Target Technology with respect to the Mutually Agreed Candidates during the term of this Agreement. Client shall notify ipCG of any inquiries made to Client by Mutually Agreed Candidates, or by Client to Mutually Agreed Candidates, in either case during the term of this Agreement concerning assigning, licensing or otherwise exploiting IP Rights relating to the Target Technology.
3.4 ipCG reserves the right to present any Candidate to parties other than Client.
3.5 Client, at ipCG’s discretion, may engage ipCG under this Agreement to perform one or more Additional Services. Client will provide mutually agreeable compensation to ipCG for such Additional Services, as negotiated by the parties. For clarity, Client and ipCG acknowledge that they are concurrently entering into a separate Engagement Letter for Strategic Intellectual Property Licensing and Training (the “Engagement Letter”), which are Additional Services that are critical to Client’s willingness to enter into this Agreement.
3.6 Client agrees by signing this agreement that it is recognized that ipCG may find that a simple introduction of the Target Technology to a Mutually Agreed Candidate may be enough to obtain results from the Mutually Agreed Candidate and / or the Client also recognizes that ipCG may have to spend significant time to track down a viable opportunity that obtains results, and that in either of these cases, the Success Fee shall be granted to ipCG independent of the effort ipCG makes.
4. ipCG SUCCESS FEE

4.1 If, at any time during the term of this Agreement or prior to the 3rd anniversary of the date of termination of this Agreement, Client enters into an IP Agreement relating to IP Rights with a Mutually Agreed Candidate, then except as otherwise provided in this Agreement, Client will pay ipCG the following success fee (the “Success Fee”):
4.1.1 10% of the royalties, fees and other consideration, including non-cash consideration, paid over the life of the IP Agreement, payable to ipCG within thirty (30) days of receipt of each payment, up to a maximum aggregate amount of $2,000,000 per Mutually Agreed Candidate or $10,000,000 in the aggregate to be paid as Success Fees to ipCG with respect to any and all IP Agreements or otherwise to ipCG by Client hereunder.
4.2 Client agrees that it shall take no action to delay closing of an IP Agreement beyond the three-year period primarily for the purpose of avoiding payment of a Success Fee, nor shall it avoid taking any action primarily for the purpose of delaying closing beyond the three-year period to avoid payment of a Success Fee.
4. 3 ipCG acknowledges and agrees that Client may decide, in its sole discretion, whether or not to enter into an IP Agreement concerning any given IP Rights and there is a possibility that no Success Fee or other compensation will be earned by ipCG under this Agreement.
4.4 Client shall keep accurate records sufficient to permit determination of the payments due hereunder and shall make such records available for examination by a third-party auditor designated by ipCG and reasonably acceptable to Client, following reasonable advance notice and under conditions of confidentiality during regular business hours. Audits may be performed covering no more than the four most recently reported consecutive quarters preceding the audit and may be performed no more than once in any calendar year. ipCG’s failure to inspect shall not constitute a waiver of ipCG’s right to object to the accuracy of payments made under this Agreement. Before beginning any audit, ipCG agrees that the third-party auditors shall be required to sign a confidentiality agreement provided by Client that restricts the auditors from disclosing to any third party any and all records and other information provided by Client. Each party shall be responsible for its own costs and expenses that it incurs in the course of the audit and ipCG shall be responsible for the costs and expenses charged by the third-party auditors.
5. CLIENT DUTIES
5.1 Client will, upon request, promptly provide all information and documentation reasonably deemed necessary or desirable by ipCG in connection with performing its services under this Agreement. Client understands and agrees that ipCG intends to use the information and documentation furnished by Client without making an independent investigation into the accuracy of the information and documentation.
5.2 Client agrees to promptly notify ipCG of any matters affecting ipCG’s ability to provide its services under this Agreement including, but not limited to, loss of any portion of the IP Rights and the existence of potentially interfering rights owned by others.

6. TERMINATION AND CONSEQUENCES OF TERMINATION
6.1 Either party shall have the right to terminate this Agreement for convenience at any time following the one-year anniversary of the Effective Date of the Agreement, with sixty (60) days written notice to the other party.
6.2 Either party shall have the right to terminate this Agreement if the other party breaches any material obligation hereunder or under the Engagement Letter by providing written notice of such breach to the other party and affording said other party a forty-five (45) day cure period. Such termination shall become automatically effective unless such other party shall have remedied the breach prior to the expiration of the forty-five (45) day cure period.
6.3 Upon any termination of this Agreement, the provisions of Sections 4, 7, 8 and 9 shall survive and continue in full force and effect, except to the extent they expire of their own accord, and except that Section 4 shall not survive in the event Client terminates this Agreement pursuant to Section 6.2.
7. CONFIDENTIALITY
7.1 Confidential Information shall include the terms and conditions of this Agreement, the terms and conditions of any and all agreements between a Candidate and Client, the fact that Client is considering entering into, may enter into, or has entered into any IP Agreement with a Candidate, any and all agreements between a Candidate and other third parties involving the IP Rights and any actions taken by Client to enforce the IP Rights or any licensing or other agreements resulting therefrom, any patent applications, any information pertaining to patent applications, and any information identified by either of the parties to this Agreement as “confidential,” but shall specifically exclude the following information (except that the terms and conditions hereof shall always be kept confidential and shall not be subject to the following exceptions):
(a) which as shown by written records, was in the non-disclosing party’s possession prior to receipt from the disclosing party; or
(b) which, is at the time of disclosure, or thereafter becomes a part of the public domain through no act or omission by the non-disclosing party; or
(c) which is thereafter lawfully disclosed to the non-disclosing party by a third party which did not acquire the information under an obligation of confidentiality from or through the disclosing party; or
(d) which is, subsequent to disclosure, independently developed by the non-disclosing party without reference to the Confidential Information of the disclosing party.
7.2 The party receiving Confidential Information (the “Recipient”) may only use such Confidential Information in furtherance of the purposes of this Agreement and may only disclose such Confidential Information, on a need-to-know basis, to: (a) its employees; (b) employees of its parent and subsidiary companies or affiliates; (c) its legal counsel; and (d) anyone else with Discloser’s prior written consent. Before disclosure to any such party, Recipient will have an agreement in place requiring the party to treat Confidential Information in accordance with the use and disclosure restrictions contained in this Agreement. Recipient may disclose Confidential Information to the extent required by law; provided, however, that Recipient must give the disclosing party prior written notice and make a reasonable effort to obtain a protective order.
7.3 Recipient shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information, as Recipient uses to protect its own confidential information of a like nature.
7.4 No license under any patent, copyright, trade secret, trademark or other intellectual property right, whether by implication, estoppel or otherwise, is granted by either party under this Agreement.
7.5 A disclosing party can require the return of its Confidential Information by sending a written notice to the Recipient. The Recipient will have thirty (30) days after receipt of the written notice to return the Confidential Information to the disclosing party.
8. WARRANTIES AND DISCLAIMER OF WARRANTIES
8.1 ipCG warrants that all services it provides under this Agreement will be provided in a professional manner and that it is skilled in providing such services.
8.2 Each party disclosing Confidential Information warrants that it has the right to make the disclosures under this Agreement.
8.3 Neither party warrants the completeness or accuracy of any Confidential Information which it may disclose under this Agreement.
8.4 THESE WARRANTIES ARE EXCLUSIVE AND OFFERED IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
9. LIMITATION OF LIABILITY
9.1 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT OR EXEMPLARY DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING LOST PROFITS OR COSTS OF COVER, LOSS OF USE OR BUSINESS INTERRUPTION OR THE LIKE, REGARDLESS OF WHETHER THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
9.2 IPCG’S TOTAL, CUMULATIVE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY VIRNETX HEREUNDER OR UNDER ANY SEPARATE ENGAGEMENT LETTERS OR OTHERWISE FROM TIME TO TIME, INCLUDING ANY PAYMENTS OF SUCCESS FEES ONCE THEY HAVE ACTUALLY BEEN PAID TO IPCG.

9.3 THE LIMITATIONS OF SECTION 9.1 AND 9.2 WILL APPLY, REGARDLESS OF WHETHER A CLAIM OR ACTION SOUNDS IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY.
10. INDEMNIFICATION
10.1 ipCG hereby agrees that Client, its affiliated entities, and their respective officers, directors, investors, employees, and agents (together, the “Client Indemnitees”) shall be held harmless and be indemnified by ipCG for any liability, loss, damages or expenses (including reasonable attorney’s fees) suffered by the Client Indemnitees by virtue of any acts or omissions or alleged acts or omissions arising out of ipCG’s activities with, for, or on behalf of Candidate relating to IP Rights ipCG introduced to Client hereunder. Notwithstanding the above, ipCG shall have no duty to indemnify the Client for any liability, loss, damages or expenses (including attorney’s fees) to the extent such damages arise out of the Client’s intentional or willful misconduct, misrepresentation, fraud or its willful breach of this Agreement or the law.
10.2 Client hereby agrees that ipCG, its affiliated entities, and their respective officers, directors, investors, employees, and agents (together, the “ipCG Indemnitees”) shall be held harmless and be indemnified by Client for any liability, loss, damages or expenses (including reasonable attorney’s fees) suffered by the ipCG Indemnitees by virtue of any acts or omissions or alleged acts or omissions arising out of Client’s activities with Candidate relating to IP Rights ipCG introduced to Client hereunder and/or Client’s or Candidate’s enforcement or other commercialization of IP Rights whether through litigation or otherwise. Notwithstanding the above, the Client shall have no duty to indemnify ipCG for any liability, loss, damages or expenses (including attorney’s fees) to the extent such damages arise out of ipCG’s intentional or willful misconduct, misrepresentation, fraud or its willful breach of this Agreement or the law.
11. MISCELLANEOUS
11.1 This Agreement, the Engagement Letter, the NDA (as defined in the Engagement Letter) and the Common Interest Agreement (as defined in the Engagement Letter) set forth the entire understanding between ipCG and Client and supersede all previous understandings, agreements, communications, and representations, whether written or oral, concerning the subject mater to which such agreements relate.
11.2 ipCG and Client are independent contractors. Neither Client nor ipCG nor their respective employees, members, consultants, contractors or agents are agents, fiduciaries, employees or joint venturers of the other party, nor do they have any authority to bind the other party by contract or otherwise to any obligation.
11.3 Although ipCG retains and employs attorneys, neither ipCG nor its attorneys are rendering legal services to the Client as part of this Agreement. When a party is concerned about a legal matter or issue, or the legal effect of any document, including, without limitation, this Agreement or the IP Agreement, it will consult with its own attorneys for advice or opinions. Each party agrees to be liable for, and to pay, its own legal expenses.
11.4 If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
11.5 This Agreement shall be governed exclusively in accordance with the laws of the State of New York, without regard to the conflict-of-law principles thereof. All disputes under this Agreement shall be resolved by the courts of the State of New York, including the United States courts within New York, and the parties consent to the jurisdiction of such courts and agree to accept service of process by mail.
11.6 Notwithstanding anything to the contrary in this Agreement, enforcement of the IP Rights against infringers, and the granting to third parties of licenses or releases under the IP Rights, shall be within the sole discretion and control of the owner of the IP Rights.
11.7 The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
11.8 The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
11.9 None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any party hereto. The Agreement is entered into among the parties for the exclusive benefit of the parties and their successors and assigns. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Agreement.
11.10 This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. One or more copies of this Agreement may be executed but it shall not be necessary, in making proof of the existence of this Agreement, to provide more than one original copy.
11.11 Any amendment to this Agreement shall be made in writing and signed by all parties.
11.12 ipCG and Client each represents that it has the full right and authority to enter into this Agreement.
11.13 ipCG acknowledges and agrees that Client may assign any of its rights under this Agreement or in the IP Rights to an entity affiliated with Client.
11.14 All notices and other communications provided for herein shall be in writing and delivered personally, or mailed by prepaid First Class US Mail, or delivered by a recognized national overnight courier service, to:

For ipCG:	For Client:
President (currently, Robert McDonald)	President (currently, Kendall Larsen)
400 Cornerstone Drive, Suite 325	5615 Scotts Valley Drive, Suite 110
Williston, VT 05495-4046	Scotts Valley, CA 95066
Telephone: 802-872-3200	Telephone: 831-438-8700
Facsimile: 802-288-9468	Facsimile: 831-438-3078
If delivered personally, the notice or other communication shall be deemed to have been made at the time of delivery. If mailed by prepaid First Class US Mail, the notice or other communication shall be deemed to have been made five (5) days after the date of mailing. If delivered by a recognized overnight courier service, the notice or other communication shall be deemed to have been made one (1) day after delivery to the courier service. A party may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section 11.14.
11.15 The headings in this Agreement are provided for convenience only and shall not have any bearing on the interpretation or meaning of any term or condition of this Agreement.
11.16 The terms and conditions of this Agreement are between ipCG and Client only. There are no third party beneficiaries of any of the terms or conditions hereunder.
IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of the parties on the dates below.

Signed on behalf of:			Signed on behalf of:

ipCapital Group, Inc.			VirnetX, Inc.

By:	/s/ Robert McDonald		By:	/s/ Kendall Larsen

	Name:	Robert McDonald		Name:	Kendall Larsen
	Title:	President		Title:	President
	Date:	March 12, 2008		Date:	March 13, 2008

Attachment A
Description of Target Technology: Secure real-time communications solutions, based on seamless authentication and automatic encryption via a domain name (DNS) look-up.

Attachment B
Candidates Previously Identified or Contacted: